FILED PURSUANT TO RULE 424(B)(7)
                                  REGISTRATION NO. 333-130338


PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED JANUARY 12, 2006


                         CADIZ INC.


       4,302,109 SHARES OF COMMON STOCK, INCLUDING
      405,400 SHARES OF COMMON STOCK ISSUABLE UPON
                 EXERCISE OF WARRANTS AND
       17,289 SHARES OF COMMON STOCK ISSUABLE UPON
         CONVERSION OF SERIES F PREFERRED STOCK

This prospectus supplement supplements information contained in the prospectus dated January 12, 2006 covering resale by selling stockholders of 4,302,109 shares of our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS"
BEGINNING ON PAGE 3 OF THE PROSPECTUS.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR  ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption "Sales by Selling Stockholders" in the prospectus is amended by adding Morgan Stanley & Co. International Limited as a selling stockholder and by amending the name and holdings of Fidelity Investment Services, previously listed as a selling stockholder in the prospectus, with the information that is set forth below:

                               Securities                Securities   Percentage
                             Beneficially  Securities  Beneficially    Ownership
Name of Selling            Owned Prior to     Offered   Owned After        After
 Stockholder                  Offering(1)    for Sale   Offering(2)  Offering(3)
----------------           --------------  ----------  ------------  -----------

Morgan Stanley & Co.          662,184(4)    360,000(4)    302,184        2.7%
 International Limited

Fidelity Management         1,140,226(6)    435,000(6)    705,226        6.2%
 Trust Company(5)

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(1)  Except as otherwise noted herein, the number and
     percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2) Assumes the sale of all shares of common stock offered hereby.

(3) Based upon 11,330,045 shares of common stock outstanding as of January 1, 2006.

(4) Includes 60.000 shares issuable upon the exercise of 60,000 common stock purchase warrants.

(5)  On behalf of funds and accounts managed by it.

(6) Includes 72,500 shares issuable upon the exercise of 72,500 common stock purchase warrants.

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 The date of this prospectus supplement is February 10, 2006